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                                                                     EXHIBIT 4.3


          AMENDMENT TO RIGHTS AGREEMENT dated September 18, 1997, to the Rights Agreement dated August 6, 1991, as amended (the "Rights Agreement"), by and between Pharmaceutical Resources, Inc., a New Jersey corporation (the "Company"), and First City Transfer Company (the "Rights Agreement"), as successor to Midlantic Bank.

          WHEREAS, the Board of Directors of the Company, on August 6, 1991, authorized and adopted a share purchase rights plan (the "Plan") to protect the Company's shareholders against unsolicited and hostile attempts to acquire control of the Company and, in connection therewith, executed and delivered the Rights Agreement to effectuate the terms of the Plan;

          WHEREAS, the Plan was amended, on March 23, 1995, in contemplation of a certain negotiated transaction with Clal Pharmaceutical Industries Ltd.;

          WHEREAS, the Board of Directors of the Company, on July 28, 1997, approved an amendment to the Plan as described herein in contemplation of modifications to such negotiated transaction;

          WHEREAS, the Board of Directors of the Company authorized and directed the proper officers of the Company as well as the Rights Agent to execute and deliver this Amendment to the Rights Agreement in order to effectuate the foregoing amendments to the Plan; and

          WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

          NOW, THEREFORE, in consideration of the premises, the Rights Agreement is hereby amended as follows:

          Section 1.  Certain Definitions.   Section 1(a)(v) of the Rights
                      -------------------
Agreement shall be amended in its entirety as follows:

     "(v) Clal Pharmaceutical Industries Ltd. and its permitted assigns under
     Section 16 of the Stock Purchase Agreement, dated March 25, 1995, between the Company and Clal Pharmaceutical Industries Ltd., as amended (the "Stock Purchase Agreement") (Clal Pharmaceutical Industries Ltd. and its permitted assigns under such Section 16 shall be collectively referred to herein as "Clal"), so long as any acquisition or tender offer by Clal is permitted under the Stock Purchase Agreement"

          (b) The definition of "Permitted Offer" in Section 1(n) of the Rights Agreement shall be amended in its entirety as follows:

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     "(n) "Permitted Offer" shall mean the following tender offers made in the manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder: (i) a tender offer for all outstanding Common Shares; provided, however, that such tender offer occurs at a time
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     when Continuing Directors are in office  and a majority of the Continuing
     Directors has determined that the offer is fair to, and otherwise in the best interests of, the Company and its stockholders, and (ii) a tender offer for Common Shares as permitted by the Stock Purchase Agreement."

          (c) The proviso in the definition of "Section 11(a)(ii)(A) Event" in
Section 1(v) of the Rights Agreement shall be amended in its entirety as follows:

     "; provided, however, in no event shall an acquisition of or tender offer
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     for Common Shares by Clal constitute a Section 11(a)(ii)(A) Event until such time as any such acquisition or tender offer by Clal shall no longer be permitted under the Stock Purchase Agreement"

          (d) The proviso in the definition of "Section 13 Event" in Section 1(w) of the Rights Agreement shall be amended in its entirety as follows:

     "; provided, however, in no event shall an acquisition of or tender offer
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     for Common shares by Clal constitute a Section 13 Event until such time as any such acquisition or tender offer by Clal shall no longer be permitted under the Stock Purchase Agreement"

          Section 2.  Authority for Amendment.  This Amendment is being executed
                      -----------------------
and delivered as of the date hereof by the Company and the Rights Agent pursuant to and in accordance with Section 27 of the Rights Agreement. By executing this Amendment, the Company hereby certifies to the Rights Agent that this Amendment
is in compliance with Section 27 of the Rights Agreement.   Except as otherwise
amended hereby, all the provisions of the Rights Agreement shall remain in full force and effect. This Amendment shall be deemed to be a part of, and shall be construed as part of, the Rights Agreement.

          IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be duly executed as of the date first above written.


                         PHARMACEUTICAL RESOURCES, INC.

                         By:/s/Kenneth I. Sawyer
                            --------------------
                              Title:  President

                         FIRST CITY TRANSFER COMPANY

                         By:/s/Kathleen M. Zaleske
                            ----------------------
                              Title:  Assistant Vice President

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